EXHIBIT 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

BETWEEN:

  DAVIDsTEA INC., having a place of business at 5430 Ferrier Street, Town of Mount Royal, Québec H4P 1M2, Canada;

  (the “Corporation” or “DTI”);

  - and -

  Sarah Segal, residing in the City of Westmount, Québec, Canada;

  (the “Executive”)

WHEREAS the Corporation wishes to employ the Executive on the terms set forth in this Agreement;

AND WHEREAS the Executive wishes to be so employed by the Corporation;

NOW THEREFORE for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions

For the purposes of this Agreement, the following definitions shall apply unless the context or subject matter is inconsistent therewith:

(a) “Actively Employed” means the Executive actively performing her duties continuously and without interruption. For greater certainty, the Executive shall be deemed to be not actively performing her duties continuously and without interruption during any period of leave that exceeds 30 days for any reason whatsoever (except any period of leave for annual vacation). The Parties agree that the Executive shall be deemed Actively Employed for the purposes of this Agreement during any period in which the Executive is not actively performing her duties up to a maximum period of 52 weeks due to maternity leave;

(b) “Agreement” means this executive employment agreement, as amended, supplemented or modified by express written agreement of the parties from time to time;

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(c) “Basic Payments” means an amount equal to the aggregate of the Executive’s (i) earned but unpaid Base Salary; (ii) unpaid business expense reimbursement; and (iii) an amount payable for accrued but unused vacation days;

(d) “Board” means the board of directors of DTI, as constituted from time to time;

(e) “Business” means the activities undertaken by the Corporation as they exist at the date hereof, as they will exist at the Termination Date and the activities that Corporation will be actively developing at the time of the Termination Date. Without limiting the generality of the foregoing, the Business of the Corporation as of the date hereof includes the sale and distribution of tea, including but not limited to, loose leaf teas, teas or tea-based beverages, and the sale and distribution of products related thereto;

(f) “Business Day” means any day other than a Saturday. Sunday or any other day on which principal commercial banks are not open for business in Montreal, Québec;

(g) “Cause” means:

(i) fraud, misappropriation, embezzlement or destruction of property belonging to the Corporation or other similar behaviour by the Executive;

(ii) violation by the Executive of applicable securities legislation or stock exchange rules;

(iii) any neglect of duty or misconduct of the Executive in discharging any of the Executive’s duties and responsibilities hereunder that is not cured within ten (10) Business Days of written notification thereof to the Executive by the Corporation;

(iv) any conduct of the Executive which is materially prejudicial to the business of the Corporation ;

(v) any failure of, or refusal by the Executive to comply with the established policies, rules and regulations of the Corporation , that is not cured by the Executive within ten (10) Business Days of written notification thereof to the Executive by the Corporation;

(vi) any breach of any statutory or civil law duty of loyalty to the Corporation ;

(vii) conviction of a crime (other than traffic violations and minor misdemeanors);

(viii) inability of the Executive to perform her duties due to a legal impediment such as an injunction, restraining order or other type of judicial judgment, decree or order entered against the Executive; or

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(ix) any other act or omission of the Executive which would in law permit an employer to, without notice or payment in lieu of notice, terminate the employment of an employee;

(h) “Change of Control” means an event whereby (i) any Person, or group of Persons acting together, who is not, as of September 1, 2020, a beneficial owner, either directly or indirectly, of ten percent (10%) or more of the issued and outstanding common shares in the share capital of the Corporation, and who is at arms length from both Herschel Segal and Rainy Day Investments Ltd., becomes the beneficial owner, directly or indirectly, of more than forty-six percent (46%) of either the issued and outstanding common shares in the share capital of the Corporation or the combined voting power of the Corporations then outstanding voting securities entitled to vote generally; or (ii) the Corporation undergoes a sale of all or substantially all of its assets in an arm’s-length transaction with an unrelated third party” ’’’

(i) “Clients” means any and all Persons, including clients (other than retail customers) and distributors, having purchased the Corporation's goods in connection with the Business at any time during the two (2) years preceding the Termination Date;

(j) “Confidential Information” means all information in whatever form (oral, written, machine readable or otherwise) pertaining to the Corporation , the Business, customers, prospective customers, suppliers, brokers, or distributors and which has independent economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other Persons. Some examples are any such information related to:

(i) special needs and characteristics of customers, prospective customers and suppliers of the Corporation (such as data concerning actual or projected customer requirements, preferences, market needs or habits, standards, specifications and methods of operation) and information about key personnel;

(ii) expansion plans;

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(iii) computer programs and controls;

(iv) existing and new or envisioned products, formulas, recipes, devices and production methods, processes and techniques;

(v) scientific studies and analysis, research and development projects and clinical and other test data;

(vi) sales, pricing, cost and other such financial data and projections;

(vii) marketing, promotional and advertising studies, programs and strategies; and

(viii) Intellectual Property Rights;

(k) “Corporation “ means DTI and its subsidiaries, including without limitation DT USA;

(l) “DT USA” means DAVIDsTEA (USA) Inc.;

(m) “Employment End Date” means, as the case may be, (i) the date on which the Corporation provides notice of termination of employment to the Executive; (ii) the date on which the Executive provides a notice of termination of employment to the Corporation; or (iii) the date of the Executive’s death;

(n) “HRCC” means the Human Resources and Compensation Committee of the Board;

(o) “Incapacity” means any medical condition whatsoever (including physical or mental illness) which leads to the Executive’s absence from her job function for a continuous period of three (3) months without the Executive being able to resume functions on a full-time basis at the expiration of such period and which, in light of the position held by the Executive, the parties agree would cause undue hardship to the Corporation; and unsuccessful attempts to return to work for periods of less than fifteen (15) days shall not interrupt the calculation of such three (3) month period;

(p) “Intellectual Property Rights” shall mean all registered and unregistered intellectual property rights including, without limiting the generality of the foregoing:

(i) rights to any inventions, whether patentable or not patentable, patents, trademarks, trade names, copyright, designs, industrial designs, trade secrets, integrated circuit and topographies; and

(ii) all domestic and foreign registrations, applications, divisions, continuations, continuations-impact, re-examinations and renewals thereof;

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(q) “Person” means an individual, partnership, unincorporated association, organization, syndicate, corporation, trustee, executor, administrator or other legal or personal representative;

(r) “Supplier” means any and all Persons having supplied the Corporation with goods or services in connection with the Business at any time during the two years preceding the Termination Date;

(s) “Termination Date” means the Employment End Date or, if the Executive continues in the employ of the Corporation after the Employment End Date, at the request of the Board and upon agreement by the Executive, on a full‑time or part‑time basis, the Termination Date shall be the Executive’s last day of employment;

(t) “Territory” means Canada and the United States; and

(u) “Works” means all discoveries, inventions, improvements, innovations, processes, topographies, codes, software, know how, recipes, technology, formulas, drawings, specifications for products, materials and equipment, process development and ideas including all related documentation on whatever support it is, of which the Executive is solely or jointly, in whole or in part, an inventor, discoverer, author, creator, conceiver or originator.

ARTICLE 2

POSITION AND START DATE

2.1 Start Date and Term

(a) This Agreement shall be effective commencing on December 16, 2020 (the ”Start Date”), notwithstanding the date of signature of this Agreement, and shall continue for an indeterminate period, subject to the termination provisions provided herein.

2.2 Title and Position

The Corporation shall employ the Executive as its Chief Executive Officer and Chief Brand Officer (“CEO/CBO”).

(a) The Executive shall report to, and be subject to the control and direction of the, Board of Directors of the Corporation.

(b) The Executive’s duties and responsibilities shall include, in addition to those inherent to the Executive’s title and normally pertaining to such title, those compatible with the Executive’s position and which the Board of Directors may assign to her from time to time.

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2.3 Full and Faithful Service

(a) During her employment with the Corporation, and except as otherwise contemplated herein, the Executive undertakes to act with diligence, loyalty and honesty, to devote her full business time, attention and skills as a full-time employee of the Corporation, to faithfully serve the Corporation and to use her best efforts to promote the interest thereof, and she shall not, on her own behalf or on behalf of any other Person, whether directly or indirectly, alone, through or in connection with any Person, undertake the pursuit of, or engage in, any employment or business other than her employment under this Agreement, regardless of whether such activity is to gain profit or not.

(b) The Executive shall comply with all applicable rules and policies of the Corporation , which may be amended or replaced from time to time at the Corporation's sole discretion.

2.4 Place of Employment

(a) The Executive shall work from the Corporation’s head office in Montreal, Québec. Notwithstanding the foregoing, it is hereby agreed and understood that the Executive shall travel from time to time to such locations as may be necessary or desirable in connection with her duties hereunder.

2.5 Work Permit

(a) If a work permit is required for the Executive to enter the territory of the United States for the purposes of discharging her duties as provided herein, such permit shall be obtained by the Executive, with the Corporation’s support and at the Corporation’s cost. The Executive hereby represents that she has no reason to believe that she will be denied a work permit to enter the territory of the United States, if necessary.

ARTICLE 3

COMPENSATION AND BENEFITS

3.1 Base Salary

(a) The annual base salary of the Executive shall be four hundred and fifty thousand dollars (CAD $450,000.00) (the ”Base Salary”), payable in accordance with the Corporation’s normal payroll practices, less applicable deductions.

3.2 Short-Term Incentive Plan

(a) Commencing with the fiscal year ending January 2022, for each fiscal year of the Corporation, the Executive shall be eligible to receive an annual cash performance bonus with a target amount representing 60.0% of the Executive’ s Base Salary (the “Target Bonus”), during each respective fiscal year. Subject to paragraph (c) below, the Target Bonus shall be payable to the Executive in the event that the HRCC determines, at its sole discretion, that the Executive has achieved performance objectives established by the HRCC in respect of the applicable fiscal year. The Executive’s annual cash performance bonus may exceed the Target Bonus and be up to 100% of the Executive’s Base Salary in the event that the HRCC determines, in its sole discretion, that the Executive has significantly exceeded the performance objectives determined by the HRCC for the applicable fiscal year.

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(b) Commencing with the fiscal year ending January 2022, for each fiscal year of the Corporation, the Executive shall be eligible to receive an equity based performance bonus with a target amount representing 30.0% of the Executive’ s Base Salary (the “Target Bonus”), during each respective fiscal year. Subject to paragraph (c) below, the Target Bonus shall be payable to the Executive in the event that the HRCC determines, at its sole discretion, that the Executive has achieved performance objectives established by the HRCC in respect of the applicable fiscal year. The Executive’s annual equity based performance bonus may exceed the Target Bonus and be up to 50% of the Executive’s Base Salary in the event that the HRCC determines, in its sole discretion, that the Executive has significantly exceeded the performance objectives determined by the HRCC for the applicable fiscal year.

(c) The Executive hereby agrees that the Bonus shall be payable provided the Executive is Actively Employed as the CEO/CBO of the Corporation for the fiscal year to which the Bonus relates.

3.3 Long-Term Incentive Plan

(a) The Executive will be eligible to participate in the Corporation’s Long-Term Incentive Award Program under the LTIP in a manner consistent with other senior executive officers of the Corporation and commensurate with the Executive’s position, beginning with the fiscal year ending January 2022. Long-Term Incentive Awards are determined each fiscal year, typically in the first quarter. The Executive’s annual Long-Term Incentive Award will have a grant date fair value of thirty percent (30%) of his then-current base salary, and vest 25% at the first anniversary, 25% at the second anniversary and 50% at the third anniversary. The parties acknowledge that past awards have consisted of restricted stock units.

3.4 Vacation

(a) The Executive shall be entitled to five (5) weeks of paid vacation per calendar year, to be taken at such times and intervals as at times that are appropriate to business needs The Executive shall be entitled to carry forward unused vacation days to the following calendar years.

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3.5 Transportation Allowance

(a) The Executive shall be entitled to an annual allowance of $7,200 to cover transportation related expenses. This transportation allowance will be paid to in twelve equal monthly installments on the first payroll of each month, less applicable deductions and withholdings.

3.6 Approved Business Expenses and Special Discretionary Travel and Expense Reimbursement

(a) The Corporation shall reimburse the Executive for all approved expenses incurred by the Executive in the performance of her duties under this Agreement, upon presentation of supporting receipts or vouchers.

3.7 Benefit Plans and D&O Liability Insurance

(a) Upon the Start Date, the Executive shall be eligible to participate in the Corporation’s insurance benefits programs generally made available to the Corporation’s full-time employees, the whole in accordance with the terms and conditions set forth in the programs or plans that the Corporation may institute or amend from time to time.

(b) The Executive shall be eligible to participate in the Corporation’s RRSP, subject to legislative limits and, subject to the terms and conditions of the applicable plan; it being understood that the Corporation shall not match the Executive’s contributions.

(c) The Executive shall be provided with directors’ and officers’ liability insurance on the same basis as is provided to all executive officers and members of the Board. Such insurance shall be effective as of the Executive’s Start Date.

3.8 No Other Benefits

(a) The Executive is not entitled to any other benefit or perquisite other than as specifically set out in this Agreement or as agreed to in writing with the Corporation.

ARTICLE 4

CONFIDENTIALITY

4.1 Confidentiality

(a) Any document or work composed, created, assembled or produced by the Executive or the Corporation and containing Confidential Information (including, without limitation, all notes, extracts, text or references from which any Confidential Information can be implicitly or otherwise revealed or understood) shall be deemed to be Confidential Information within the meaning of this Agreement and shall be treated as such.

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(b) Confidential Information and all embodiments thereof (including any reproduction) shall remain the sole property of the Corporation and shall be returned to the Corporation immediately upon request to this effect or immediately after the Termination Date.

(c) The Executive hereby agrees not to use, divulge, diffuse, sell, transfer, give, publish, circulate or otherwise distribute to any Person or otherwise make public, any Confidential Information.

(d) Notwithstanding Section (c) above, the Executive shall have the right to use Confidential Information as required in the performance of her duties, provided that she shall at all times take necessary, useful and desirable measures to prevent the unauthorized use or disclosure of Confidential Information.

(e) Except when required in the performance of her duties, under no circumstances shall the Executive reproduce any Confidential Information without the prior written consent of the Board. All reproductions of Confidential Information shall be governed by this Agreement and shall be treated as Confidential Information hereunder.

(f) Anything to the contrary herein notwithstanding, disclosure of Confidential Information shall not be precluded if such disclosure is in response to a valid order of a governmental body or is otherwise required by law; provided however that the Executive shall, if reasonably possible, first have given notice thereof to the Corporation and shall have, as reasonably as possible, fully cooperated in the Corporation’s attempt, if any, to obtain a “protective order” from the appropriate tribunal or governmental body.

ARTICLE 5

WORKS

5.1 Works

(a) In consideration of the Base Salary that the Executive receives from the Corporation, all Works (including all data and records pertaining thereto) that the Executive may invent, discover, author, originate, create or conceive, whether individually or with others, during her employment with the Corporation and all Intellectual Property Rights relating thereto shall be the sole and exclusive property of the Corporation.

(b) With respect to Works invented, discovered, authored, originated, created or conceived by her during her employment with the Corporation for any reason, the Executive shall perform the following:

(i) promptly disclose and describe such Works in writing to the Corporation;

(ii) assign (and the Executive does hereby assign) to the Corporation or such Person designated by the Corporation, without further compensation (but at the Corporation’s expense), upon request and in the manner prescribed by the Corporation, all her rights, title and interest in and to said Works and Intellectual Property Rights related thereto throughout the world and waive (and the Executive does hereby waive) any and all other rights that are non-assignable, including but not limited to moral rights in all Works or any non-economic rights;

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(iii) deliver promptly to the Corporation, upon request and in the form and manner prescribed by the Corporation (without charge to the Corporation but at the Corporation’s expense), all written instruments and documentation relating to said Works and Intellectual Property Rights and do such acts as deemed necessary by the Corporation to obtain, maintain and to transfer all rights and title thereto to the Corporation; and

(iv) give all assistance that may be required by the Corporation or the Person designated by the Corporation pursuant to subsection (b) to enable it to protect or exploit the Works and Intellectual Property Rights relating thereto in any country of the world.

(c) The Executive agrees that all Works that she invents, discovers, authors, creates, conceives or originates, alone and with others, will be original and will not to her knowledge infringe or violate any Intellectual Property Rights or confidential information of any of her former employers or of any other third party and will not constitute a breach of any of the Executive’s contractual or legal obligations towards her former employers or any other third party.

ARTICLE 6

OBLIGATION OF NON-COMPETITION

6.1 Obligation of Non-competition

(a) The Executive shall not, during her employment and for a period of twelve (12) months following the Termination Date, on her own behalf or on behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, carry on or be employed by, be engaged in, consult with or advise, permit her name to be used or employed by, own shares in the capital, lend money to or guarantee the debts of any business which is in competition with the Business in all or part of the Territory.

(b) The Executive shall not be in default under Section 6.1 by virtue of holding, strictly for portfolio purposes and as a passive investor, not more than 3% (including securities held by any Person acting jointly or in concert with the Executive) of the issued and outstanding shares of a corporation in competition with the Business, the shares of which are listed on a recognized stock exchange.

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ARTICLE 7

OBLIGATION OF NON-SOLICITATION OF CLIENTS, SUPPLIERS AND NON‑INTERFERENCE

7.1 Obligation of Non-solicitation of Clients, Suppliers and Non-interference

(a) The Executive shall not, during her employment and for a period of two (2) years following the Termination Date, on her own behalf or on behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, for any purpose which is in competition, in whole or in part, with the Business, solicit any Client, Supplier or tea broker, or procure or assist in the soliciting of any Client, Supplier or tea broker.

(b) The Executive shall not, during her employment and for a period of two (2) years following the Termination Date, on her own behalf or in behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, for any purpose which is in competition, in all or in part, with the Business, accept or procure or assist in the acceptance of any business from any Client or supply or procure or assist the supply of any goods or services to any Client, in all or part of the Territory.

(c) The Executive shall not, during her employment and for a period of two (2) years following the Termination Date, on her own behalf or on behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, interfere or attempt to interfere with the Business or persuade or attempt to persuade any Client or Supplier to discontinue or adversely alter such Person’s relationship with the Corporation.

ARTICLE 8

OBLIGATION OF NON-SOLICITATION OF EMPLOYEES AND CONSULTANTS

8.1 Obligation of Non-solicitation of Employees and Consultants

(a) The Executive shall not, during her employment and for a period of two (2) years following the Termination Date, on her own behalf or on behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, employ, offer employment to or solicit the employment or service of or otherwise entice away from the employment or service of the Corporation , any individual who is employed by the Corporation or any Person whose consulting services are retained by the Corporation at the time of the termination of the Executive’s employment or who was employed by the Corporation or whose services were retained by the Corporation in the twelve (12) month period preceding the termination of the Executive’s employment, whether or not such Person would commit any breach of her or her contract of employment or services agreement by reason of leaving the service of the Corporation .

(b) The parties hereby agree that the foregoing shall not prohibit the Executive from placing an advertisement in publications of general circulation which are not targeted directly to or at the Corporation’s employees and from employing any individual who has responded to such advertisement.

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ARTICLE 9

ENFORCEMENT

9.1 Enforcement

(a) The Executive acknowledges that the restrictions contained in ARTICLE 4, ARTICLE 5, ARTICLE 6, ARTICLE 7 and ARTICLE 8 of this Agreement, in view of the nature of the Business in which the Corporation is engaged, are reasonable and necessary in order to protect the legitimate interests of the Corporation and that any violation thereof would result in irreparable injuries to the Corporation and that damages alone would be an inadequate remedy for any violation of the aforementioned Articles. The Executive further acknowledges that in the event of a violation of any of these restrictions, the Corporation shall be entitled to obtain from any Court of competent jurisdiction temporary, interlocutory and permanent injunctive relief which rights shall be cumulative and in addition to any other rights or remedies to which the Corporation may be entitled.

(b) It is expressly agreed by the parties hereto that the provisions of ARTICLE 4, ARTICLE 5, ARTICLE 6, ARTICLE 7 and ARTICLE 8 shall survive the termination of the Executive’s employment.

ARTICLE 10

TERMINATION AND CHANGE OF CONTROL

10.1 Termination of Employment

(a) The Executive’s employment may be terminated by the Corporation at any time by written notice to the Executive, subject only to the termination entitlements provided in this Agreement.

10.2 Termination by the Corporation for Cause

(a) The Corporation may immediately terminate the employment of the Executive at any time for Cause by written notice to the Executive.

(b) If the Corporation terminates the employment of the Executive for Cause under this Section 10.2, the Corporation shall not be obligated to make any further payments under this Agreement, except for the Basic Payments up until the Termination Date.

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10.3 Termination upon the Executive’s Death or Incapacity

(a) The Executive’s employment shall immediately terminate upon the Executive’ s death or Incapacity, without notice or payment in lieu of notice or any indemnity whatsoever, except:

(i) the Basic Payments, payable (less applicable statutory deductions) within five (5) Business Days following the Termination Date; and

(ii) payment of any awarded but unpaid performance bonus for the year preceding the year during which the termination of the Executive’s employment occurs, payable within fifteen (15) Business Days following the Termination Date, however, in no event before the usual payout date of such bonus, less applicable statutory deductions;

(iii) Immediately upon the Executive’s Death or Disability, the unvested portion of the issued and outstanding RSUs will immediately vest.

(iv) in each case payable to the Executive or, in the case of death, to his estate;

10.4 Termination by the Corporation Without Cause

(a) Should the Executive’s employment as CEO/CBO be terminated at any time by the Corporation without Cause, the Corporation shall provide the Executive with the following, subject to the Executive’s execution of any and all documents requested by the Corporation to evidence the Executive’s resignation as contemplated in Section 10.6(a), as well as a release and discharge agreement in favour of the Corporation in accordance with this Section 10.4(b), in a form satisfactory to the Corporation (the ”Release”) no later than five (5) Business Days following the Termination Date and provided the Executive continues to fulfill her post-employment legal and contractual obligations:

(i) payment of the Basic Payments, payable (less applicable statutory deductions) within five (5) Business Days following the Termination Date;

(ii) payment of any awarded but unpaid Bonus for the year preceding the year during which the termination of the Executive’s employment occurs, payable within five (5) Business Days following the Termination Date, however, in no event before the usual payout date of such Bonus, less applicable statutory deductions;

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(iii) subject to the conditions set out in Section 3.2(a), payment of an amount equal to a prorated portion of the Bonus (if any) which becomes payable for the year during which the termination of the Executive’s employment occurs up to the Termination Date, determined by the HRCC taking into account the final year end results for the applicable fiscal year and payable (if any) on a pro rata basis taking into account the number of days worked by the Executive in the applicable fiscal year up to the Termination Date, and payable on the usual payout date of such Bonus, less applicable statutory deductions.

(iv) if the Executive has less than eighteen (18) complete years of service with the Corporation as at the date on which notice of termination is given pursuant to Section 10.4(a), payment of an indemnity in lieu of notice equal to eighteen (18) months of the Executive’s Base Salary plus an amount equal to 1.5 times (1.5x) the performance based bonus at ‘Target’, to be paid in a lump sum within five (5) business days following the Termination Date. If the Executive has at least eighteen (18) complete years of service with the Corporation as at the date on which a notice of termination is given, the indemnity shall be equal to twenty-four (24) months of the Executive’s Base Salary plus an amount equal to two (2) times the performance based bonus at ‘Target’, to be paid in a lump sum within five (5) business days following the Termination Date. Furthermore, any stock options, RSUs, stock units or other long-term incentive grants which are granted to the Executive prior to the Employment End Date, and which are unvested as of the Employment End Date, shall be deemed vested on the Termination Date, notwithstanding anything to the contrary in any applicable plan or award agreement. The foregoing indemnity shall be payable to the Executive within five (5) business days of executing the release referred to in Section 10.4(a), and;

(v) payment of any accrued and unused vacation pay.

(b) Release. The parties agree that the provisions of Section 10.4 are fair and reasonable and that the amounts payable by the Corporation to the Executive pursuant to Section 10.4 are reasonable estimates of the damages which will be suffered by the Executive in the event of the termination of her employment in the circumstances and shall not be construed as a penalty. The Executive acknowledges and agrees that the payments pursuant to Section 10.4 shall be in full satisfaction of all terms of termination of her employment.

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10.5 Resignation by Executive

(a) The Executive shall provide the Corporation with thirty (30) days’ advance written notice of the termination of her employment hereunder (“Resignation Notice Period”) and, subject to the following, the Executive’s employment shall terminate on the date specified in the notice. The Corporation may waive the Resignation Notice Period, in whole or in part, upon paying to the Executive those amounts that she would have received had she remained Actively Employed through the Resignation Notice Period and the Corporation shall have no further obligations hereunder in the event of such resignation of the Executive, except the following:

(i) payment of the Basic Payments, payable (less applicable statutory deductions) within five (5) Business Days following the Termination Date; and

(ii) payment of any awarded but unpaid Bonus for the year preceding the year during which the termination of the Executive’s employment occurs, payable within five (5) Business Days following the Termination Date, however, in no event before the usual payout date of such Bonus, less applicable statutory deductions.

(iii) subject to the conditions set out in Section 3.2(a), payment of an amount equal to a prorated portion of the Bonus (if any) which becomes payable for the year during which the resignation by the Executive occured, determined by the HRCC taking into account the final year end results for the applicable fiscal year and payable (if any) on a pro rata basis taking into account the number of days worked by the Executive in the applicable fiscal year up to the end of the Resignation Notice Period, and payable on the usual payout date of such Bonus, less applicable statutory deductions;

During the Resignation Notice Period, the Corporation may assign to the Executive any duties of a transitional nature which it deems appropriate.

(b) The Executive may resign for “Good Reason” in the following cases:

(i) Changed Duties or Status. The assignment to the Executive of any duties materially inconsistent with her status as Chief Executive Officer of the Corporation or a material diminution in the nature or status of her responsibilities as Chief Executive Officer;

(ii) Reduced Compensation. An involuntary reduction of ten percent (10%) or more by the Corporation in the Executive’s base compensation or target Bonus;

(iii) Benefits and Perquisites. The failure by the Corporation to continue to provide the Executive with benefits and perquisites substantially similar to those provided for in this Agreement or the taking by the Corporation of any action that would directly or indirectly materially reduce any such benefits or deprive the Executive of any material perquisite enjoyed by her, other than in the event that such modifications are also applied to other executives of the Corporation ; or

(iv) Relocation. The Corporation’s requiring the Executive to be based in a location which is more than twenty (20) kilometres from the Corporation’s current executive head office in Town of Mount Royal, Québec, provided that the Executive has not consented to such relocation.

In the event the Executive terminates her employment for Good Reason, the Executive shall receive the termination entitlements as set forth in Section 10.4, subject to the terms provided thereunder.

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10.6 Effect of Termination or Resignation

(a) Upon termination of her employment for any reason whatsoever (including for greater certainty, the Executive’s resignation), the Executive shall thereupon be deemed to have immediately resigned from any position the Executive may have as an officer, director or employee of the Corporation together with any other office, position or directorship which the Executive may hold in the Corporation . In such event, the Executive shall, at the request of the Corporation, forthwith execute any and all documents appropriate to evidence such resignations. The Executive shall not be entitled to any payments in respect of such resignations in addition to those provided for herein.

(b) The Executive hereby undertakes to cooperate with the Corporation following the termination of her employment in all matters related to the conclusion of ongoing works or projects and to facilitate an orderly transfer of her responsibilities, functions and duties hereunder as may be required by the Corporation .

10.7 Return of Property

(a) Upon the termination of her employment with the Corporation, the Executive shall promptly deliver or cause to be delivered to the Corporation all books, documents (including all copies), money, securities or other property of the Corporation which are in the possession, charge, control or custody of the Executive.

10.8 No Further Entitlement upon Termination

(a) If the employment of the Executive is terminated, the Executive’s employment with the Corporation shall cease and neither the Corporation nor any of its subsidiaries shall be obligated to make any payments to the Executive, other than as expressly provided for in this ARTICLE 10. The Executive recognizes and accepts that the Corporation shall not, in any case, be responsible for any additional amount, payment in lieu of notice, severance pay or other damages arising from the termination of her employment, except for those specifically provided for herein.

10.9 Change of Control

(a) Notwithstanding anything to the contrary herein, in the event of a Change of Control, the Executive shall receive the termination entitlements as set forth in Section 10.4, if the Executive remains in the full-time employ of the Corporation for a period of six (6) months following the Change of Control.

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ARTICLE 11

REPRESENTATIONS AND WARRANTIES

11.1 Representations and Warranties

(a) The Executive hereby represents and warrants to the Corporation that she is not subject to any confidentiality, non-competition agreement or any other similar type of restriction that may affect her ability to devote full time and attention to her work at the Corporation. The Executive further represents and warrants that she has not used and will not use or disclose any trade secret or other proprietary right of any previous employer or any other party. In addition, the Executive represents that the Corporation does not owe her unpaid wages or compensation or any kind for services performed prior to the date of this Agreement.

(b) The Executive shall defend, indemnify and hold the Corporation and its subsidiaries harmless from any liability, expense or claim (including solicitors’ fees incurred in respect thereof) by any Person in any way arising out of, relating to, or in connection with any incorrectness or breach of the representations and warranties in this Section 11.1.

ARTICLE 12

GENERAL CONTRACT PROVISIONS

12.1 Privacy

(a) The Executive acknowledges and agrees that the Corporation has the right to collect, use and disclose her personal information for purposes relating to her employment with the Corporation, including:

(i) ensuring that she is paid for her services to the Corporation and its subsidiaries;

(ii) administering any benefits to which she is or may become entitled, including bonuses, medical, dental, disability and life insurance benefits, pension, RRSP and/or stock options. This shall include the disclosure of her personal information to any insurance company and/or broker or to any entity that manages or administers the Corporation’s benefits on behalf of the Corporation; and

(iii) compliance with any regulatory reporting and withholding requirements relating to her employment.

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12.2 Governing Law and Jurisdiction

(a) This Agreement shall be governed by and interpreted and construed in accordance with the laws of the Province of Québec and the laws of Canada applicable therein. Any legal action or proceeding with respect with this Agreement shall be brought exclusively in the courts of the Province of Québec sitting in the district of Montreal and, by execution and delivery of this Agreement, the Executive and the Corporation irrevocably consent to the jurisdiction of those courts.

12.3 Entire Agreement

(a) This Agreement, together with the Corporation’s 2015 Omnibus Equity Incentive Plan and the related award agreements and the other agreements to which the aforementioned agreements refer, constitute the entire agreement between the parties with respect to the matter herein and supersede all prior agreements relating to the subject matter hereof. The execution of this Agreement has not been induced by, nor do any of the parties rely upon or regard as material, any representations, promises, agreements or statements whatsoever not incorporated herein and made a part hereof.

(b) This Agreement shall not be amended, altered or qualified except by a memorandum in writing signed by the parties. The Executive hereby agrees that the definition of “Territory” shall include any other jurisdiction within which the Corporation conducts business or has specific plans to conduct business at or prior to the Termination Date and the Executive shall agree, as necessary, to amend in writing the definition of Territory in order to reflect such geographical areas.

12.4 Independent Legal Advice

(a) The Executive acknowledges that she has been afforded an opportunity to obtain independent legal advice with respect to this Agreement and that she understands the nature and the consequences of this Agreement.

12.5 Severability

(a) Wherever possible, each provision of this Agreement and each related document shall be interpreted in such manner as to be effective and valid under applicable law, but if any word, phrase, clause, sentence, article or paragraph contained in this Agreement is deemed unenforceable by any court of competent jurisdiction, such word, phrase, clause, sentence, article or paragraph shall be severed from this Agreement and the remaining words, phrases, clauses, sentences, articles and paragraphs of this Agreement shall remain in full force and effect.

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12.6 Notice

(a) Any notice required to be given hereunder shall be deemed to have been properly given if delivered personally, by a nationally recognized courier service, or sent by prepaid registered mail or sent via facsimile transmissions as follows:

(i) To the Executive:           523 Prince Albert Avenue

 Westmount, Québec H3Y 2P9

(ii) To the Corporation:      5430 rue Ferrier

 Town of Mount Royal, Québec H4P 1M2

 Attention: Chairman

(b) If delivered personally or by courier service, the notice shall be deemed to have been received on the date of delivery; if sent by registered mail, the notice shall be deemed to have been received on the fourth (4th) day of uninterrupted postal service following the date of mailing; or if sent by facsimile, the notice shall be deemed to have been received on the date of transmission, unless, in any such case, such day is not a Business Day, in which case the notice shall be deemed to have been received on the next following Business Day. Either party may change its address for notice at any time, by giving notice to the other party pursuant to this Section 12.6.

12.7 Successors

(a) This Agreement may not be assigned by the Executive. This Agreement and the rights and obligations hereunder may, without the further express consent of the Executive, be assigned by the Corporation to any entity which succeeds to all or substantially all of the business, assets or property of the Corporation, subject to and in accordance with the terms and conditions of this Agreement, including the terms of Section 10.5(c).

12.8 Currency and Taxes

(a) The Executive acknowledges and agrees that all payments, perquisites or benefits under this Agreement shall be payable in Canadian dollars unless otherwise stated hereunder, and shall be subject to withholding of such amounts, if any, relating to tax or other payroll deductions as the Corporation may reasonably determine that it should withhold pursuant to any applicable law or regulation. Nothing in this Agreement shall be construed to obligate the Corporation to compensate the Executive for adverse tax consequences associated with her compensation.

12.9 Counterparts

(a) This Agreement, may be executed in counterparts (including by email or facsimile), each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

12.10 Language

(a) The parties have expressly requested that this Agreement and any related documents be drafted in the English language. Les parties ont expressément requis que cette entente et tout document reliés soient rédigés en anglais seulement.

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IN WITNESS WHEREOF the parties have duly executed this Agreement.

DAVIDsTEA INC.

per: /s/ Susan L. Burkman

per: /s/ Emilia Di Raddo

/s/ SARAH SEGAL

SARAH SEGAL

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